Exhibit 99.2

Wynn Resorts Announces Commencement of Tender Offer and Consent Solicitation by Wynn Las Vegas, LLC for Any and All of the 6 5/8% First Mortgage Notes Due 2014

LAS VEGAS, July 21, 2010 (BUSINESS WIRE) --Wynn Resorts, Limited (NASDAQ: WYNN) announced today that its subsidiary, Wynn Las Vegas, LLC, has commenced a cash tender offer for any and all of the $1,317,990,000 aggregate principal amount of outstanding 6⅝% First Mortgage Notes due 2014 (CUSIP Nos. 983130 AD7 and 983130 AK1) issued by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.

Subject to the terms and conditions of the tender offer, Wynn Las Vegas, LLC is offering to purchase each $1,000 principal amount of notes validly tendered by holders and not validly withdrawn for the tender offer consideration in the amount of $1,004.38. Holders of notes who tender their notes (and thereby consent to the proposed amendments described below) on or before 5:00 p.m., New York City time, on August 3, 2010, will receive a $30 consent payment in addition to the tender offer consideration, totaling $1,034.38. Holders who tender after 5:00 p.m., New York City time on August 3, 2010 and before 8:00 a.m., New York City time on August 18, 2010, will receive only the tender offer consideration of $1,004.38, but not the $30 consent payment. The tender offer is scheduled to expire at 8:00 a.m., New York City time, on August 18, 2010, unless extended or earlier terminated.

In conjunction with the tender offer, Wynn Las Vegas, LLC is also soliciting consents to adopt certain amendments to the indenture and related documents pursuant to which the notes were issued. The solicitation of consents is scheduled to end at 5:00 p.m., New York City time, on August 3, 2010, unless extended or earlier terminated. Holders will be entitled to withdraw their tenders and revoke their consents pursuant to the tender offer only before 5:00 p.m., New York City time, on August 3, 2010.

Wynn Las Vegas, LLC is making the tender offer and consent solicitation as part of a refinancing of its existing debt. Wynn Las Vegas, LLC intends to finance the tender offer and consent solicitation with approximately $1.32 billion of new debt financing it intends to arrange and a capital contribution from Wynn Resorts, Limited. Wynn Las Vegas, LLC intends to redeem any notes outstanding following the consummation of the tender offer pursuant to the redemption provisions provided for in the indenture governing the notes.

The tender offer and consent solicitation are subject to the valid tender of, and delivery of consents with respect to, a majority of the outstanding principal amount of notes (excluding notes held by affiliates of the issuers), the arrangement of new debt financing as well as other customary conditions.

Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as the exclusive dealer managers and solicitation agents; Global Bondholder Services Corporation is acting as the information agent; and U.S. Bank National Association is acting as depositary in connection with the tender offer and consent solicitation. Copies of the Offer to Purchase and Consent Solicitation Statement, Letter of Transmittal and Consent, and other related documents may be obtained from the information agent at 866-294-2200 (toll free) or 212-430-3774. Additional information concerning the terms of the offer and consent solicitation may be obtained by contacting Deutsche Bank Securities Inc. at 800-553-2826 (U.S. toll free) or 212-250-4270 (collect) or J.P. Morgan Securities Inc. at 800-245-8812 (U.S. toll free).

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the notes. The tender offer and consent solicitation may only be made in accordance with the terms of and subject to the conditions specified in the Offer to Purchase and Consent Solicitation Statement, dated July 21, 2010 and the related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

Forward-Looking Statements

This release contains forward-looking statements about Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., including those related to the tender offer for notes and whether or not Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. will consummate the tender offer. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by Wynn Resorts, Limited or the issuers. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2009 and Wynn Las Vegas, LLC’s other periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Wynn Resorts, Limited

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com